Exhibit 5.1

                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                               New York, NY 10158
                              Phone: (212) 687-3860
                               Fax: (212) 949-7052

                                                                December 3, 1999

American International Petroleum Corporation
444 Madison Avenue
New York, New York 10022

Ladies and Gentlemen:

We are counsel to American International Petroleum Corporation, a Nevada corporation (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of a registration statement on Form S-3 (the "Registration Statement") relating to the offer and sale of 7,459,933 shares of the Company's common stock by the selling securityholders named in the Registration Statement, including.

     o 6,434,933 shares that they may acquire upon conversion of, or in payment of accrued interest on, the Company's 6% secured convertible debentures due November 2, 2004.

     o 1,025,000 shares that they may acquire upon exercise of outstanding warrants.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. Based upon the foregoing, it is our opinion that:

          1. The Company has been duly organized is validly existing and in good standing under the laws of the State of Nevada

          2. The Shares have been duly authorized, and when issued upon conversion of the convertible debentures in accordance with the terms thereof or, upon payment of the exercise price specified in the warrants, as the case may be, will be legally issued, fully paid and nonassessable.

Our firm owns 247,818 shares of Common Stock, and an investment nominee of our firm owns 225,905 shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                Very truly yours,

                                /s/ Snow Becker Krauss P.C.
                                ---------------------------
                                    SNOW BECKER KRAUSS P.C.


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